Exhibit 99.1

AMC NETWORKS INC. REPORTS

SECOND QUARTER 2012 RESULTS

Second Quarter 2012 Highlights:

•	Net revenues increased 12.2% to $328 million

•	Operating income increased 19.4% to $98 million

•	AOCF[1] increased 13.6% to $127 million

New York, NY – August 9, 2012: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2012.

President and Chief Executive Officer Josh Sapan said: “In the second quarter, AMC Networks delivered solid financial results with double-digit percentage increases in net revenues, AOCF and operating income. The results were driven by continued advertiser demand and renewals with distributors, most recently AT&T, with whom we reached a new, long-term agreement. Last month, the Company received 36 Emmy Award nominations, more than any other basic cable television group. This critical reception helps drive the growth of our business and our financial performance. As has been widely reported, DISH Network dropped our networks to gain leverage in an unrelated lawsuit. The trial is scheduled to begin September 18 in New York State Supreme Court.”

Second quarter net revenues increased $36 million, or 12.2%, to $328 million over the second quarter of 2011, led by 14.4% growth at National Networks which more than offset a decline of $4 million in International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $127 million, an increase of 13.6% or $15 million versus the prior year period. The AOCF increase resulted from 16.0% growth at National Networks partially offset by a $5 million decline in AOCF at International and Other. Operating income was $98 million, an increase of 19.4% or $16 million versus the prior year period. The operating income increase resulted from 21.6% growth at National Networks partially offset by a $5 million increase in the operating loss at International and Other.

For the six months ended June 30, 2012, net revenues increased $89 million, or 15.7%, to $654 million, AOCF increased $41 million, or 19.5%, to $253 million, and operating income increased $42 million, or 27.7%, to $195 million, all compared to the prior year period.

Second quarter net income from continuing operations was $41 million ($0.57 per diluted share), compared with $27 million ($0.39 per diluted share) in the second quarter of 2011. The increase resulted from the growth in operating income and the absence of costs related to the redemption of debt in connection with the spin-off from Cablevision partially offset by an increase in interest expense.

Net income from continuing operations for the six months ended June 30, 2012 was $84 million ($1.17 per diluted share), compared with $57 million ($0.82 per diluted share) in the prior year period.

1.	See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Net cash provided by operating activities was $166 million for the six months ended June 30, 2012, an increase of $46 million from the prior year period. The increase was primarily the result of the improved operating performance. Free Cash Flow2 for the six months ended June 30, 2012 was $159 million, an increase of $44 million from the prior year period. The results reflect the increase in net cash provided by operating activities partially offset by an increase in capital expenditures over the prior year period.

Segment Results

	Three Months Ended June 30,			Six Months Ended June 30,
(dollars in thousands)	2012	2011	Change	2012	2011	Change
Net revenues:
National Networks	$305,184	$266,728	14.4%	$609,407	$518,573	17.5%
International and Other	26,269	30,226	(13.1%)	52,615	55,607	(5.4%)
Inter-segment eliminations	(3,883)	(4,989)	22.1%	(8,213)	(9,312)	(11.8%)

Total net revenues	$327,570	$291,965	12.2%	$653,809	$564,868	15.7%

AOCF:
National Networks	$135,623	$116,892	16.0%	$268,995	$223,248	20.5%
International and Other	(9,414)	(4,758)	n/m	(17,621)	(11,862)	48.5%
Inter-segment eliminations	1,035	(103)	n/m	1,540	193	n/m

Total AOCF	$127,244	$112,031	13.6%	$252,914	$211,579	19.5%

National Networks

National Networks consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.

National Networks revenues for the second quarter 2012 increased 14.4% to $305 million, AOCF rose 16.0% to $136 million, and operating income grew 21.6% to $111 million, all compared to the prior year period.

National Networks revenues for the six months ended June 30, 2012 increased 17.5% to $609 million, AOCF rose 20.5% to $269 million, and operating income grew 27.2% to $221 million, all compared to the prior year period.

Second quarter growth in revenues was led by a 13.4% increase in advertising revenues to $130 million. The increase in advertising revenues was led by AMC. Affiliate and other revenues increased 15.2% to $176 million. The growth in affiliate and other revenues was primarily attributable to increases in affiliate fees as well as increased digital distribution, home video and international revenues from the licensing of our programming.

Second quarter AOCF increased 16.0% to $136 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses partially offset by a decrease in corporate expenses compared to the prior year period. The operating income increase reflected the growth in AOCF as well as a reduction in amortization expense.

International and Other

International and Other primarily consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; and VOOM HD.

2.	See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

International and Other revenues for the second quarter of 2012 declined $4 million to $26 million, AOCF declined $5 million to a deficit of $9 million, and operating loss increased $5 million to $14 million, all compared to the prior year period.

International and Other revenues for the six months ended June 30, 2012 declined $3 million to $53 million, AOCF declined $6 million to a deficit of $18 million, and operating loss increased $6 million to $27 million, all compared to the prior year period.

Second quarter revenues reflected an increase in affiliate fee revenues related to the Company’s international operations more than offset by a decline in revenues at IFC Films and Broadcasting & Technology.

Second quarter AOCF reflected the decrease in revenues and an increase in litigation expenses related to VOOM HD. Operating loss results reflected the AOCF performance.

Other Matters

On May 20, 2012, DISH Network, LLC (“DISH Network”) terminated carriage of the Sundance Channel and on July 1, 2012 DISH Network terminated carriage of AMC, WE tv and IFC. We believe that DISH Network’s termination of carriage is directly related to the ongoing litigation between DISH Network and VOOM HD. The financial impact on us will depend on several factors, including the length of time our networks are not carried on DISH Network’s platform and if, when and on what terms DISH Network and the Company enter into new carriage agreements. The termination of DISH Network’s carriage will have a material impact on our revenues, AOCF and operating income in future periods. Although DISH Network’s termination has reduced the Company’s total subscribers by approximately 13%, the impact on our AOCF and operating income, if it continues, will be materially higher.

Year-to-date, the Company has voluntarily prepaid $100 million of the outstanding balance of the Term A Credit Facility. The total prepaid amount consists of two $50 million payments made on March 8, 2012 and July 9, 2012, respectively.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expenses or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 7 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its second quarter 2012 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 10964539.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology, the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
szaslow@amcnetworks.com	gjuvelis@amcnetworks.com

AMC NETWORKS INC.

CONSOLIDATED STATEMENTS OF INCOME

Three and Six Months Ended June 30, 2012 and 2011

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues, net	$327,570	$291,965	$653,809	$564,868

Operating expenses:
Technical and operating (excluding depreciation and amortization)	114,349	95,883	219,279	186,294
Selling, general and administrative	90,878	88,564	190,100	175,485
Restructuring credit	—	(15)	(3)	(49)
Depreciation and amortization	24,067	25,259	49,118	50,185

	229,294	209,691	458,494	411,915

Operating income	98,276	82,274	195,315	152,953

Other income (expense):
Interest expense	(29,431)	(15,353)	(59,228)	(33,703)
Interest income	102	163	207	620
Write-off of deferred financing costs	—	(5,703)	(312)	(5,703)
Loss on extinguishment of debt	—	(14,518)	—	(14,518)
Miscellaneous, net	(644)	7	(632)	79

	(29,973)	(35,404)	(59,965)	(53,225)

Income from continuing operations before income taxes	68,303	46,870	135,350	99,728
Income tax expense	(26,898)	(19,812)	(50,868)	(42,948)

Income from continuing operations	41,405	27,058	84,482	56,780
Income from discontinued operations, net of income taxes	105	97	209	193

Net income	$41,510	$27,155	$84,691	$56,973

Basic net income per share:
Income from continuing operations	$0.59	$0.39	$1.20	$0.82
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.59	$0.39	$1.21	$0.82
Diluted net income per share:
Income from continuing operations	$0.57	$0.39	$1.17	$0.82
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.58	$0.39	$1.17	$0.82
Weighted average common shares:
Basic weighted average common shares	70,479	69,161	70,175	69,161
Diluted weighted average common shares	72,183	69,161	72,157	69,161

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$135,623	$(20,527)	$(3,799)	$—	$111,297
International and Other	(9,414)	(3,540)	(1,102)	—	(14,056)
Inter-segment eliminations	1,035	—	—	—	1,035

Total	$127,244	$(24,067)	$(4,901)	$—	$98,276

	Three Months Ended June 30, 2011
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$116,892	$(21,741)	$(3,635)	$—	$91,516
International and Other	(4,758)	(3,518)	(878)	15	(9,139)
Inter-segment eliminations	(103)	—	—	—	(103)

Total	$112,031	$(25,259)	$(4,513)	$15	$82,274

	Six Months Ended June 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$268,995	$(41,832)	$(6,648)	$—	$220,515
International and Other	(17,621)	(7,286)	(1,836)	3	(26,740)
Inter-segment eliminations	1,540	—	—	—	1,540

Total	$252,914	$(49,118)	$(8,484)	$3	$195,315

	Six Months Ended June 30, 2011
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$223,248	$(43,052)	$(6,785)	$—	$173,411
International and Other	(11,862)	(7,133)	(1,705)	49	(20,651)
Inter-segment eliminations	193	—	—	—	193

Total	$211,579	$(50,185)	$(8,490)	$49	$152,953

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	June 30, 2012	March 31, 2012	June 30, 2011
National Networks Subscribers
AMC (a)	96,900	96,400	97,000
WE tv (a)	78,500	76,600	77,300
IFC (a)	66,900	66,300	62,200
Sundance Channel (b)	40,400	42,400	40,300

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.
(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

	June 30, 2012
Capitalization
Cash and cash equivalents	$307,803
Credit facility debt (a)	$1,569,050
Senior notes (a)	700,000

Total debt	$2,269,050

Net debt	$1,961,247

Capital leases	16,386

Net debt and capital leases	$1,977,633

LTM AOCF (b)	$483,048
Leverage ratio (c)	4.1	x

(a)	Represents the aggregate principal amount of the debt.
(b)	Represents reported AOCF for the trailing twelve months.
(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company’s credit facilities.

	Six Months Ended June 30,
Free Cash Flow	2012	2011
Net cash provided by operating activities	$165,604	$119,122
Less: capital expenditures	(6,619)	(4,340)

Free cash flow	$158,985	$114,782